EXHIBIT 99.1

PRESS RELEASE	May 17, 2023

Century Casinos, Inc. Announces Sale-Leaseback of Four Properties in Alberta Canada

Colorado Springs, CO – May 17, 2023 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”), announced that it has entered into a definitive agreement for subsidiaries of VICI Properties Inc. (NYSE: VICI) (“VICI”) to acquire the real estate assets of Century Casino & Hotel Edmonton, Century Casino St. Albert and Century Mile Racetrack and Casino in Edmonton, Alberta and Century Downs Racetrack and Casino (“Century Downs”) in Calgary, Alberta (collectively, the “Century Canadian Portfolio”) for an aggregate purchase price of CAD 221.7 million ($164.4 million based on the exchange rate on May 16, 2023) in cash. The purchase price includes CAD 192.3 million ($142.6 million based on the exchange rate on May 16, 2023) to be paid to subsidiaries of Century Casinos and approximately CAD 29.4 million ($21.8 million based on the exchange rate on May 16, 2023) to acquire the fee simple real estate interest in Century Downs from the owner of such interest. The Company anticipates retaining approximately CAD 154.5 million ($114.6 million based on the exchange rate in effect on May 16, 2023) of the purchase price after giving effect to the purchase of the Century Downs land, selling expenses, Canadian and US taxes and proceeds to be paid to the minority owners of Century Downs.

Simultaneous with the closing of the transaction, the Century Canadian Portfolio will be added to the existing triple-net master lease agreement between subsidiaries of VICI and subsidiaries of the Company (the “Master Lease”) and annual rent will increase by CAD 17.3 million ($12.8 million based on the exchange rate on May 16, 2023) representing an implied acquisition capitalization rate of 7.8%. The property-level rent coverage ratio under the Master Lease, adjusted for the pending acquisition of Rocky Gap Casino Resort and the Century Canadian Portfolio, is expected to be approximately 2.0x.

Additionally, the term of the Master Lease will be extended such that, upon closing of the transaction, the lease will have a full 15-year initial base lease term, with four 5-year renewal options. The Company’s obligations under the Master Lease will continue to be guaranteed by Century Casinos, Inc.

“We are pleased to extend our good partnership with VICI to our Canada portfolio,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “This transaction unlocks the real estate value of our Canadian properties while continuing our Canadian operations and provides us with greater financial flexibility as we continue to grow. We intend to use the sale proceeds to fund improvements at the Nugget and for general corporate purposes. We are also looking at the potential to apply some proceeds to paydown debt under our credit agreement and/or to return funds to shareholders through stock repurchases and/or a special dividend. We continue to evaluate the optimal use of our capital”, they concluded.

The transaction is subject to customary regulatory approvals and closing conditions and is expected to close in the second half of 2023.

Stifel acted as exclusive financial advisor to the Company, and Faegre Drinker Biddle & Reath LLP and Field LLP acted as legal counsel to the Company in connection with the transaction.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns the Nugget Casino Resort in Sparks, Nevada and a 50% membership interest in Smooth Bourbon, LLC, which owns the land and building of the Nugget. The Company has an agreement to purchase 100% of the Rocky Gap Casino Resort operations in Maryland. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, the Company’s use of the transaction sale proceeds and the expected timing for closing the transaction. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including those stemming from the COVID-19 pandemic and changes in the economic conditions as a result thereof and risks relating to the Company’s pending transactions; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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